Exhibit 99.1

Media Contact:	News Release
Lisa Bottle +1 704 423 7060	Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Investor Relations:	Tel: 704 423 7000
Paul Gifford +1 704 423 5517	Fax: 704 423 7002 www.goodrich.com

For Immediate Release
Goodrich Announces 39 Percent Increase in Earnings per Diluted Share from Continuing Operations for Third Quarter 2007, Increases Outlook for 2007 Income per Diluted Share from Continuing Operations and Announces 2008 Outlook
•	Third quarter 2007 income per diluted share from continuing operations of $1.10, a 39 percent increase over third quarter 2006 income per diluted share from continuing operations of $0.79.

•	Third quarter 2007 net income per diluted share of $0.99, including an after-tax loss of $0.11 per diluted share associated with the pending sale of Goodrich Aviation Technical Services, Inc. (ATS).

•	Third quarter 2007 sales of $1,602 million increased 15 percent over third quarter 2006 sales of $1,395 million.

•	Total segment operating income margin increased to 17.2 percent, from 14.5 percent in the third quarter 2006.

•	Full year 2007 outlook for income per diluted share from continuing operations expected to be $3.65 — $3.70, an increase from prior expectations of $3.50 — $3.60.

•	Full year 2007 outlook for sales adjusted to $6.4 — $6.5 billion, excluding sales associated with ATS.

•	Full year 2008 sales and earnings per diluted share expected to be $7.1 — $7.2 billion and $4.15 — $4.30 respectively. Net cash provided by operating activities, minus capital expenditures, expected to exceed 75 percent of net income in 2008.
CHARLOTTE, NC, Oct. 25, 2007 – Goodrich Corporation announced results today for the third quarter 2007, updated its full year 2007 outlook ranges and provided its outlook for full year 2008 results.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “We had another excellent quarter, marked by strong top line growth,

increased margins, and solid execution by our businesses. We achieved double-digit sales growth in all three of our major market channels, which drove growth in income from continuing operations of almost 40 percent. We also announced the expected sale of our airframe heavy maintenance business.”
Larsen continued, “As we look ahead to 2008, we expect our double-digit sales growth to continue and our earnings per diluted share from continuing operations to grow by 12 – 16 percent. We expect strong growth in commercial aftermarket sales and even stronger growth in commercial original equipment sales due to increasing production rates at Boeing and Airbus, including the new Airbus A380 and Boeing 787 Dreamliner airplanes. We expect that our defense and space products will continue to experience above market growth rates led by sales to the helicopter market and sales of intelligence, surveillance and reconnaissance systems.”
Goodrich reported third quarter 2007 income from continuing operations of $140 million, or $1.10 per diluted share, on sales of $1,602 million. In the third quarter 2006, the company reported income from continuing operations of $100 million, or $0.79 per diluted share, on sales of $1,395 million. Third quarter 2007 net income per diluted share was $0.99. Third quarter 2007 sales increased 15 percent and income per diluted share from continuing operations increased 39 percent compared with the third quarter 2006. The company reported an effective tax rate of 28 percent for the third quarter of 2007, compared with an effective tax rate of 21 percent during the third quarter 2006. Financial results for all periods have been reclassified to reflect the expected sale of ATS, and its treatment as a discontinued operation.
The increased sales for the quarter reflect continued strong growth for commercial airplane original equipment, aftermarket and defense and space sales. For the third quarter 2007 compared with the third quarter 2006, sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales increased by 18 percent,

•	Regional, business and general aviation airplane original equipment sales increased by 20 percent,

•	Large commercial, regional and general aviation airplane aftermarket sales increased by 16 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 9 percent.
Net income in the third quarter 2007, compared with the third quarter 2006, was positively affected by increased sales and improved operational performance in most business units. Several other factors affected net income, including:
•	The third quarter results included an after-tax loss from discontinued operations of $13.4 million, or $0.11 per diluted share, primarily due to the pending sale of ATS. By comparison, Goodrich experienced after-tax income from discontinued operations of $0.6 million, or $0.01 per diluted share during the third quarter 2006.

•	During the third quarter 2007, Goodrich settled claims with a customer covering many open issues and affecting all segments. The net result of these settlements was an increase in pre-tax operating income of approximately $21.6 million, or $0.11 per diluted share. There were no similar settlements during the third quarter 2006.
Net cash provided by operating activities during the third quarter 2007 was $214 million, an increase of $251 million from the same period in 2006. During the third quarter 2006, the company made non-recurring tax payments of $117 million related to the Rohr and Coltec tax cases. Increased net income also contributed to the improved cash flow. During the third quarter 2007, the company contributed $14 million to its worldwide pension plans, compared with $86 million during the third quarter 2006. Capital expenditures were $66 million in the third quarter 2007 compared with capital expenditures of $58 million in the third quarter 2006.
For the first nine months of 2007, the company reported income from continuing operations of $363 million, or $2.84 per diluted share, on sales of $4,724 million. During the first nine months of 2006, income from continuing operations was $380 million, or $3.01 per diluted share, on sales of $4,224 million. Net income for the first nine months of 2007 was $351 million, or $2.75 per diluted share, including an after-tax loss from discontinued operations of $12 million, or $0.09 per diluted share, primarily associated with the expected sale of ATS. Included in the net income results for the first nine months of 2006 was $145 million, or $1.15 per diluted share, related to tax settlements that were completed during the first nine months of 2006. The $500 million increase in sales is attributable to sales growth in the company’s three major sales channels of commercial aircraft original equipment, aftermarket and defense and space. The effective tax rate for the first nine months of 2007 was 30 percent, slightly lower than the company’s current outlook of approximately 31 — 32 percent for the full year 2007.
Net cash provided by operating activities during the first nine months of 2007 was $406 million, an increase of $387 million from the same period in 2006. The increase was primarily due to increased pre-tax income of $178 million, the impact of unwinding the company’s $97 million accounts receivable securitization program in 2006 and non-recurring tax settlement payments made in 2006. Capital expenditures were $161 million for the first nine months of 2007 compared with capital expenditures for the first nine months of 2006 of $153 million.

Business Highlights
•	On October 23, 2007 the Goodrich Board of Directors declared an increased quarterly dividend of $0.225 per share of common stock, payable January 2, 2008 to shareholders of record on December 3, 2007. This dividend declaration represents a 12.5 percent increase over the previous quarterly dividend of $0.20 per share of common stock.

•	Goodrich announced that it has entered into a definitive agreement to sell its airframe heavy maintenance business, ATS, to Macquarie Bank Limited. Subject to customary regulatory approvals, the sale is expected to close in the fourth quarter this year. Including an expected income tax benefit, the company expects to realize net cash proceeds of approximately $90 million on the sale.

•	Goodrich has been awarded a five-year Indefinite Delivery, Indefinite Quantity (IDIQ) contract by the United States Government to supply up to 855 AN/AVR-2B(V) Laser Warning Systems for U.S. Army helicopters. The contract consists of an initial order and a separate contract with an anticipated combined value of approximately $187 million.
2007 Outlook
The company’s 2007 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2007, compared with the full year 2006, include:
•	Large commercial airplane original equipment sales are expected to increase by about 9 percent,

•	Regional, business and general aviation airplane original equipment sales are expected to increase by about 17 percent,

•	Large commercial, regional and general aviation airplane aftermarket sales are expected to increase by about 17 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 10 percent.
Full year 2007 sales expectations have been adjusted to $6.4 — $6.5 billion. The change in outlook from the prior range of $6.5 — $6.6 billion is primarily due to the removal of the expected sales associated with the ATS business which is now being reported as a discontinued operation. The outlook for 2007 income per diluted share from continuing operations is $3.65 — $3.70, and the outlook for net income per diluted share is now $3.55 – $3.60 per diluted share, including an expected loss from discontinued operations, primarily associated with the pending sale of ATS, of about $0.10 per diluted share. The income outlook reflects sales growth in all major market channels and margin expansion. The margin expansion is driven by sales growth, favorable mix and improved operating efficiencies.

The 2007 outlook assumes a full year effective tax rate of approximately 31 – 32 percent. The effective tax rate for the first nine months was 30 percent and the company expects an effective tax rate in the fourth quarter of 2007 of 34 — 36 percent.
Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to be in the range of 60 – 75 percent of net income in 2007. This outlook reflects a continuation of cash expenditures for investments in the Boeing 787 Dreamliner and the Airbus A350 XWB and capital expenditures for facility expansions to support increased aftermarket demand, low cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company continues to expect capital expenditures for 2007 to be in a range of $270 — $290 million. Of these capital expenditures, approximately 40 percent are expected to be associated with investments in low cost country manufacturing, previously announced MRO facility expansions and new facilities to support aftermarket sales growth, and expenditures related to the company-wide implementation of a new Enterprise Resource Planning (ERP) system.
The current sales, net income and net cash provided by operating activities outlooks for 2007 do not include the impact of acquisitions or divestitures, other than the completion of the recently announced sale of ATS, or resolution of an A380 claim against Northrop Grumman.
2008 Outlook
The company’s 2008 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2008, compared with the full year 2007 outlook, include:
•	Large commercial airplane original equipment sales are expected to increase by slightly more than 20 percent,

•	Regional, business and general aviation airplane original equipment sales are expected to increase by about 13 percent,

•	Large commercial, regional and general aviation airplane aftermarket sales are expected to increase by about 8 — 10 percent, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 5 — 8 percent.
The company’s initial full year 2008 sales expectations are for sales of $7.1 — $7.2 billion, representing expected growth of about 11 percent from the current outlook for 2007. The outlook for 2008 net income per diluted share is for a range of $4.15 — $4.30, an expected increase of 12 – 16 percent compared with the outlook for income per diluted share from continuing operations in 2007, and a higher growth rate when compared with the expected 2007 net income per diluted share.

The 2008 outlook assumes, among other factors, a full-year effective tax rate of 33 – 35 percent, which includes the benefit of extension of the U.S. research tax credit. This compares with an expected effective tax rate of approximately 31 — 32 percent for 2007.
For 2008, Goodrich expects net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income. This outlook reflects a continuation of working capital investments to support the Boeing 787 Dreamliner and Airbus A380 programs, cash expenditures for investments in the Airbus A350 XWB and capital expenditures for low cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2008 to be in a range of $250 — $270 million.
The current sales, net income and net cash provided by operating activities outlooks for 2008 do not include the impact of acquisitions or divestitures, other than the completion of the previously announced sale of ATS, or resolution of an A380 claim against Northrop Grumman.
The supplemental discussion and tables that follow provide more detailed information about the third quarter 2007 segment results.
Goodrich will hold a conference call on October 25, 2007 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5592.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•	the closing of the transaction for the sale of ATS on the terms contained in the agreement;

•	demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;

•	cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner and the Airbus A380 aircraft programs;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the resolution of contractual disputes with Northrop Grumman related to the purchase of aeronautical systems;

•	the possibility of restructuring and consolidation actions;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;

•	our ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•	possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to us prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies or tax legislation;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which we have no control; and

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended September 30, 2007 Compared with Quarter Ended September 30, 2006

	Quarter Ended September 30,
		%			% of Sales
	2007	2006	Change	2007	2006
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$607.8	$515.8	17.8%
Nacelles and Interior Systems	$545.2	$464.2	17.4%
Electronic Systems	$448.7	$415.3	8.0%

Total Sales	$1,601.7	$1,395.3	14.8%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$73.6	$42.3	74.0%	12.1%	8.2%
Nacelles and Interior Systems	$143.6	$103.0	39.4%	26.3%	22.2%
Electronic Systems	$58.7	$56.6	3.7%	13.1%	13.6%

Segment Operating Income	$275.9	$201.9	36.7%	17.2%	14.5%
Actuation and Landing Systems: Actuation and Landing Systems segment sales of $608 million for the quarter ended September 30, 2007 increased $92 million, or 18 percent, from $516 million for the quarter ended September 30, 2006. The increase was primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $51 million, primarily in our landing gear and actuation business units;

•	Higher military OE and aftermarket sales of approximately $15 million, primarily in our actuation and aircraft wheels and brakes business units;

•	Higher regional and business OE and aftermarket sales of approximately $13 million, primarily in our landing gear, aircraft wheels and brakes and engine components business units; and

•	Higher large commercial airplane aftermarket sales of approximately $4 million, primarily in our landing gear and actuation business units.
Actuation and Landing Systems segment operating income of $73 million for the quarter ended September 30, 2007 increased $31 million, or 74 percent, from $42 million for the quarter ended September 30, 2006. This increase in operating income was primarily due to the following:

•	Higher sales volume and favorable product mix across most business units, which resulted in higher income of approximately $17 million;

•	Settlement of claims with a customer which resulted in higher income of approximately $15 million;

•	Higher pricing net of increased costs across most business units, which resulted in higher income of approximately $4 million; partially offset by

•	Unfavorable foreign exchange impact of approximately $4 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales of $545 million in the quarter ended September 30, 2007 increased $81 million, or 17 percent, from $464 million in the quarter ended September 30, 2006. The increase was primarily due to the following:
•	Higher commercial airplane aftermarket sales, including spare parts and MRO volume, of approximately $63 million, primarily in our aerostructures and interiors business units;

•	Higher regional, business, and general aviation aircraft OE sales, primarily from our aerostructures business unit, of approximately $8 million; and

•	Higher large commercial OE sales, primarily from our aerostructures business unit, of approximately $8 million.
Nacelles and Interior Systems segment operating income of $144 million in the quarter ended September 30, 2007 increased $41 million, or 39 percent, from $103 million in the quarter ended September 30, 2006. The increased segment operating income was primarily due to the following:
•	Higher sales volume, primarily in our aerostructures and interiors business units, which resulted in higher income of approximately $48 million;

•	Favorable changes in estimates for certain long-term contracts at our aerostructures business unit, resulting in higher income of approximately $13 million;

•	Settlement of claims with a customer which resulted in higher income of approximately $7 million; partially offset by

•	Higher research and development costs, primarily in our aerostructures and interiors business units.
Electronic Systems: Electronic Systems segment sales of $449 million in the quarter ended September 30, 2007 increased $34 million, or 8 percent, from $415 million in the quarter ended September 30, 2006. The increase was primarily due to the following:

•	Higher defense and space OE and aftermarket sales of approximately $15 million across all of our business units; and

•	Higher regional and general aviation airplane OE and aftermarket sales of approximately $12 million in our sensors and integrated systems and engine control and electrical power business units.

Electronic Systems segment operating income of $59 million in the quarter ended September 30, 2007 increased $2 million, or 4 percent, from $57 million in the quarter ended September 30, 2006. The increased segment operating income was primarily due to the following:

•	Higher sales volume and favorable product mix which resulted in higher operating income of approximately $15 million; partially offset by

•	Higher manufacturing costs of approximately $13 million, primarily in our sensors and integrated systems and engine control and electrical power business units.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2007	2006	2007	2006
Sales	$1,601.7	$1,395.3	$4,724.4	$4,224.0
Operating costs and expenses:
Cost of sales	1,102.9	1,004.3	3,293.4	3,063.8
Selling and administrative costs	262.6	217.9	777.0	679.2

	1,365.5	1,222.2	4,070.4	3,743.0

Operating Income	236.2	173.1	654.0	481.0
Interest expense	(31.5)	(30.7)	(93.8)	(94.0)
Interest income	2.2	1.3	5.5	3.5
Other income (expense) – net	(12.5)	(16.3)	(45.6)	(47.9)

Income from continuing operations before income taxes	194.4	127.4	520.1	342.6
Income tax (expense) benefit	(54.2)	(27.3)	(156.9)	37.1

Income From Continuing Operations	140.2	100.1	363.2	379.7
Income (loss) from discontinued operations	(13.4)	0.6	(11.8)	2.9
Cumulative effect of change in accounting	—	—	—	0.6

Net Income	$126.8	$100.7	$351.4	$383.2

Basic Earnings per Share:
Continuing operations	$1.12	$0.80	$2.90	$3.05
Discontinued operations	(0.11)	0.01	(0.09)	0.02
Cumulative effect of change in accounting	—	—	—	0.01

Net Income	$1.01	$0.81	$2.81	$3.08

Diluted Earnings per Share:
Continuing operations	$1.10	$0.79	$2.84	$3.01
Discontinued operations	(0.11)	0.01	(0.09)	0.02
Cumulative effect of change in accounting	—	—	—	0.01

Net Income	$0.99	$0.80	$2.75	$3.04

Dividends Declared per Common Share	$0.20	$0.20	$0.60	$0.60

Weighted — Average Number of Shares Outstanding
(in millions)
Basic	125.0	124.7	125.2	124.2

Diluted	127.7	126.3	127.8	126.1

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2007	2006	2007	2006
Sales:
Actuation and Landing Systems	$607.8	$515.8	$1,764.1	$1,537.8
Nacelles and Interior Systems	545.2	464.2	1,625.8	1,472.9
Electronic Systems	448.7	415.3	1,334.5	1,213.3

Total Sales	$1,601.7	$1,395.3	$4,724.4	$4,224.0

Operating Income:
Actuation and Landing Systems	$73.6	$42.3	$182.0	$103.3
Nacelles and Interior Systems	143.6	103.0	404.7	321.9
Electronic Systems	58.7	56.6	175.7	153.2

Total Segment Operating Income (1)	275.9	201.9	762.4	578.4

Corporate General and Administrative Costs	(34.5)	(23.0)	(95.9)	(74.1)
ERP Implementation Costs	(5.2)	(5.8)	(12.5)	(12.4)
Pension Curtailment Expenses	—	—	—	(10.9)

Total Operating Income	$236.2	$173.1	$654.0	$481.0

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	12.1%	8.2%	10.3%	6.7%
Nacelles and Interior Systems	26.3%	22.2%	24.9%	21.9%
Electronic Systems	13.1%	13.6%	13.2%	12.6%

Total Segment Operating Income as a Percent of Sales	17.2%	14.5%	16.1%	13.7%

(1)	Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses and pension curtailment expenses in 2006, which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	September 30,	December 31,
	2007	2006
Current Assets
Cash and cash equivalents	$314.3	$201.3
Accounts and notes receivable — net	1,015.5	897.6
Inventories — net	1,778.7	1,520.1
Deferred income taxes	247.5	247.3
Prepaid expenses and other assets	102.4	91.1
Assets from discontinued operations	106.9	124.8

Total Current Assets	3,565.3	3,082.2

Property, plant and equipment — net	1,314.7	1,256.0
Prepaid pension	2.7	2.3
Goodwill	1,362.0	1,341.3
Identifiable intangible assets — net	465.3	472.0
Deferred income taxes	43.7	35.5
Other assets	765.4	711.9

Total Assets	$7,519.1	$6,901.2

Current Liabilities
Short-term debt	$12.2	$11.8
Accounts payable	607.2	576.7
Accrued expenses	904.7	798.7
Income taxes payable	107.4	212.5
Deferred income taxes	3.4	3.3
Current maturities of long-term debt and capital lease obligations	0.8	1.4
Liabilities from discontinued operations	22.9	29.7

Total Current Liabilities	1,658.6	1,634.1

Long-term debt and capital lease obligations	1,723.1	1,721.7
Pension obligations	387.8	612.1
Postretirement benefits other than pensions	369.1	379.1
Long-term income taxes payable	134.2	—
Deferred income taxes	167.1	55.8
Other non-current liabilities	554.7	521.7
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 141,782,788 shares at September 30, 2007 and 139,041,884 shares at December 31, 2006 (excluding 14,000,000 shares held by a wholly owned subsidiary)	708.9	695.2
Additional paid-in capital	1,425.1	1,313.3
Income retained in the business	952.0	666.5
Accumulated other comprehensive income (loss)	29.6	(260.8)
Common stock held in treasury, at cost (16,864,167 shares at September 30, 2007 and 14,090,913 shares at December 31, 2006)	(591.1)	(437.5)

Total Shareholders’ Equity	2,524.5	1,976.7

Total Liabilities And Shareholders’ Equity	$7,519.1	$6,901.2

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2007	2006	2007	2006
Operating Activities
Net income	$126.8	$100.7	$351.4	$383.2
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	13.4	(0.6)	11.8	(2.9)
Cumulative effect of change in accounting	—	—	—	(0.6)
Restructuring and consolidation:
Expenses	0.7	0.8	1.5	4.4
Payments	(0.8)	(1.1)	(2.9)	(4.7)
Pension and postretirement benefits:
Expenses	35.4	26.1	95.6	98.8
Contributions and benefit payments	(22.7)	(93.7)	(137.4)	(126.0)
Asset impairments	—	2.4	—	3.3
Depreciation and amortization	67.0	57.9	188.6	172.3
Excess tax benefits related to share-based payment arrangements	(2.1)	(0.2)	(11.7)	(4.2)
Share-based compensation expense	23.2	7.9	55.3	36.1
Loss on exchange or extinguishment of debt	—	1.0	—	2.0
Deferred income taxes	8.4	16.2	(11.9)	(3.2)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	19.7	(15.7)	(93.5)	(144.7)
Change in receivables sold, net	—	—	—	(97.1)
Inventories, net of pre-production and excess-over-average	(8.0)	3.2	(120.0)	(92.3)
Pre-production and excess-over-average inventories	(22.4)	(48.3)	(86.7)	(100.8)
Other current assets	(0.9)	(0.6)	7.8	10.0
Accounts payable	(55.9)	(26.3)	11.8	36.6
Accrued expenses	37.4	49.1	76.8	28.9
Income taxes payable	(7.9)	(104.1)	68.3	(142.4)
Other non-current assets and liabilities	2.7	(11.2)	1.3	(37.2)

Net Cash Provided By (Used In) Operating Activities	214.0	(36.5)	406.1	19.5

Investing Activities
Purchases of property, plant and equipment	(65.6)	(58.0)	(160.6)	(152.7)
Proceeds from sale of property, plant and equipment	0.1	0.3	0.8	1.7

Net Cash Used In Investing Activities	(65.5)	(57.7)	(159.8)	(151.0)

Financing Activities
Increase (decrease) in short-term debt, net	1.5	59.6	(0.3)	67.6
Loss on exchange or extinguishment of debt	—	(1.0)	—	(4.5)
Proceeds from issuance of long-term debt	—	(0.1)	—	512.7
Repayment of long-term debt and capital lease obligations	(0.4)	(0.3)	(1.1)	(534.2)
Proceeds from issuance of common stock	10.8	0.9	78.9	47.0
Purchases of treasury stock	(39.2)	(0.2)	(152.5)	(2.1)
Dividends	(25.4)	(25.3)	(75.9)	(75.1)
Excess tax benefits related to share-based payment arrangements	2.1	0.2	11.7	4.2
Distributions to minority interest holders	(0.7)	(0.5)	(3.2)	(2.4)

Net Cash (Used In) Provided By Financing Activities	(51.3)	33.3	(142.4)	13.2

Discontinued Operations
Net cash provided by (used in) operating activities	1.7	(7.5)	6.6	2.5
Net cash used in investing activities	(0.2)	(0.4)	(1.4)	(0.9)
Net cash provided by financing activities	—	—	—	0.1

Net cash provided by (used in) discontinued operations	1.5	(7.9)	5.2	1.7
Effect of exchange rate changes on cash and cash equivalents	2.2	0.5	3.9	5.4

Net increase in cash and cash equivalents	100.9	(68.3)	113.0	(111.2)
Cash and cash equivalents at beginning of period	213.4	208.4	201.3	251.3

Cash and cash equivalents at end of period	$314.3	$140.1	$314.3	$140.1

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
Preliminary Income Statement Data:	2007	2006	2007	2006
Net Interest Expense	$(29.3)	$(29.4)	$(88.3)	$(90.5)
Other Income (Expense), Net:	$(12.5)	$(16.3)	$(45.6)	$(47.9)

- Divested Business Retiree Health Care	(4.6)	(4.5)	(13.8)	(13.5)
- Loss on Extinguishment or Exchange of Debt	—	—	—	(4.8)
- Income (Expense) related to previously owned businesses	(4.8)	(6.0)	(16.1)	(14.0)
- Minority interest and equity in affiliated companies	(4.7)	(3.6)	(17.6)	(11.0)
- Other Income (Expense)	1.6	(2.2)	1.9	(4.6)

Preliminary Cash Flow Data:
Dividends	$(25.4)	$(25.3)	$(75.9)	$(75.1)

Depreciation and Amortization	$67.0	$57.9	$188.6	$172.3

- Depreciation	47.2	39.6	135.1	118.8
- Amortization	19.8	18.3	53.5	53.5

	September 30,	December 31,
Preliminary Balance Sheet Data:	2007	2006
Preproduction and Excess-Over-Average Inventory	$486.0	$399.0

Short-term Debt	$12.2	$11.8
Current Maturities of Long-term Debt and Capital Lease Obligations	0.8	1.4
Long-term Debt and Capital Lease Obligations	1,723.1	1,721.7

Total Debt[1]	$1,736.1	$1,734.9
Cash and Cash Equivalents	314.3	201.3

Net Debt[1]	$1,421.8	$1,533.6

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.
Results of Operations from Discontinued Operations were as follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2007	2006	2007	2006
Sales – ATS	$34.4	$40.7	$122.6	$119.0

Before tax income from operations – ATS	0.8	1.1	3.8	3.9
Income tax benefit (expense)	(0.2)	(0.4)	(1.3)	(1.4)
Expected loss on sale of ATS (net of income tax benefit of $37.5)	(13.9)	—	(13.9)	—
Insurance Settlements — net of tax	—	—	—	1.1
Liabilities of previously discontinued operations — net of tax	(0.1)	(0.1)	(0.4)	(0.7)

Income (loss) from discontinued operations	$(13.4)	$0.6	$(11.8)	$2.9

GOODRICH CORPORATION
SEGMENT RESULTS OF OPERATIONS AS REPORTED WITH AVIATION TECHNICAL SERVICES AS A DISCONTINUED OPERATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
	2006	2006	2006	2006	2006
Sales:
Actuation and Landing Systems	$501.2	$520.8	$515.8	$546.0	$2,083.8
Nacelles and Interior Systems	493.8	514.9	464.2	510.6	1,983.5
Electronic Systems	391.6	406.4	415.3	438.5	1,651.8

Total Sales	$1,386.6	$1,442.1	$1,395.3	$1,495.1	$5,719.1

Operating Income:
Actuation and Landing Systems	$22.5	$38.5	$42.3	$34.0	$137.3
Nacelles and Interior Systems	104.6	114.3	103.0	94.4	416.3
Electronic Systems	42.7	53.9	56.6	65.4	218.6

Total Segment Operating Income (1)	169.8	206.7	201.9	193.8	772.2

Corporate General and Administrative Costs	(27.3)	(23.8)	(23.0)	(31.0)	(105.1)
Unallocated ERP Implementation Costs	(1.1)	(5.5)	(5.8)	(4.0)	(16.4)
Pension Curtailment	—	(10.9)	—	—	(10.9)

Total Operating Income	$141.4	$166.5	$173.1	$158.8	$639.8

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	4.5%	7.4%	8.2%	6.2%	6.6%
Nacelles and Interior Systems	21.2%	22.2%	22.2%	18.5%	21.0%
Electronic Systems	10.9%	13.3%	13.6%	14.9%	13.2%

Total Segment Operating Income as a Percent of Sales	12.2%	14.3%	14.5%	13.0%	13.5%

Total Operating Income as a Percent of Sales	10.2%	11.5%	12.4%	10.6%	11.2%

	1st Quarter	2nd Quarter	3rd Quarter
	2007	2007	2007
Sales:
Actuation and Landing Systems	$567.0	$589.3	$607.8
Nacelles and Interior Systems	546.9	533.7	545.2
Electronic Systems	432.4	453.4	448.7

Total Sales	$1,546.3	$1,576.4	$1,601.7

Operating Income:
Actuation and Landing Systems	$49.4	$59.0	$73.6
Nacelles and Interior Systems	126.0	135.1	143.6
Electronic Systems	54.6	62.4	58.7

Total Segment Operating Income (1)	230.0	256.5	275.9
Corporate General and Administrative Costs	(28.7)	(32.7)	(34.5)
Unallocated ERP Implementation Costs	(3.3)	(4.0)	(5.2)
Pension Curtailment	—	—	—

Total Operating Income	$198.0	$219.8	$236.2

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	8.7%	10.0%	12.1%
Nacelles and Interior Systems	23.0%	25.3%	26.3%
Electronic Systems	12.6%	13.8%	13.1%

Total Segment Operating Income as a Percent of Sales	14.9%	16.3%	17.2%

Total Operating Income as a Percent of Sales	12.8%	13.9%	14.7%

(1)	Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses and pension curtailment expenses in 2006, which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.